Exhibit 99.4
EXECUTION COPY
TERMINATION AND MUTUAL RELEASE AGREEMENT
     This TERMINATION AND MUTUAL RELEASE AGREEMENT (this “Agreement”) is made as of July 27, 2009 by and among CORVINA HOLDINGS LIMITED, a company incorporated in the British Virgin Islands (“Virgin”), Virgin Mobile USA, Inc., a Delaware corporation (the “Corporation”), and Sprint Nextel Corporation, a Kansas corporation (“Parent”). The Corporation, Virgin and Parent are hereinafter individually referred to as a “Party” and collectively referred to as the “Parties.”
     WHEREAS, the Corporation and Virgin entered into a tax receivable agreement dated as of October 16, 2007 (the “Tax Receivable Agreement”);
     WHEREAS, concurrently with the execution of this Agreement, Parent, Sprint Mozart, Inc. and the Corporation are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”);
     WHEREAS, the Parties wish to enter into this Agreement and effectuate a mutual release in connection with the respective obligations assumed by each Party pursuant to the terms of the Tax Receivable Agreement; and
     WHEREAS, the Parties are entering into this Agreement concurrently with the execution and delivery of the Merger Agreement, it being acknowledged and agreed that the rights and obligations hereunder shall be conditioned upon the consummation of the Closing (as defined in the Merger Agreement).
     NOW, THEREFORE, in consideration of the mutual covenants in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
          1. Termination; Termination Payment. (a) On the first business day that is at least two days after the Closing Date (as defined in the Merger Agreement) (the “TRA Termination Date”), the Tax Receivable Agreement shall be terminated and shall have no further force and effect by mutual agreement of the Parties.
          (b) As consideration for the agreements set forth herein and the release of the Corporation contained in Section 3, Parent agrees to contribute to the Corporation, and the Corporation agrees to pay to Virgin on the TRA Termination Date, $48,750,000 reduced by any and all amounts that the Company pays to Virgin (including amounts deemed paid through withholding, if any) pursuant to the Tax Receivable Agreement before the TRA Termination Date (the “Termination Amount”), as follows:
               (i) On the TRA Termination Date, Parent shall contribute the Termination Amount to the Corporation either in, at Parent’s option, (1) immediately available funds or (2) immediately available funds sufficient to satisfy amounts required to be deducted or withheld pursuant to Section 1(e), if any, and the remainder in an amount (the “Stock Payment Amount”) in the equivalent value of shares of Series 1 voting common stock, par value $2.00 per share, of Parent (“Parent Common Stock”), the number of which shall be determined by (x)

dividing the Stock Payment Amount by the Average Parent Stock Price (as defined in the Merger Agreement), and (y) rounding down to the nearest whole share; and
               (ii) immediately thereafter, the Corporation shall pay to Virgin in immediately available funds or Parent Common Stock, as applicable, the Termination Amount, reduced by amounts, if any, withheld pursuant to Section 1(e). If the Termination Amount is being paid in Parent Company Stock and an amount is deducted or withheld pursuant to Section 1(e), the number of shares delivered in payment of the remaining Termination Amount shall be reduced by the amount deducted or withheld divided by the Average Parent Stock Price.
Parent shall notify Virgin in writing whether it intends to pay the Termination Amount in cash or in Parent Common Stock no later than five (5) business days prior to the Effective Time (as defined in the Merger Agreement). If Parent fails to deliver such written notice in a timely manner, Parent shall be deemed to have elected to pay such amount in cash.
          (c) If Parent elects to contribute Parent Common Stock to the Corporation as provided in Section 1(b), the Parties agree to treat such contribution for U.S. federal income tax purposes (and any relevant state and local income tax purposes) as if (i) Parent contributed cash to the Corporation in an amount equal to the Stock Payment Amount, and (ii) the Corporation used such contributed cash to purchase such Parent Common Stock.
          (d) The Parties agree that (i) consistent with the Tax Receivable Agreement, the payment provided for in Section 1(b) shall be treated as additional consideration for the Virgin Contribution (as defined in the Tax Receivable Agreement), and (ii) as provided in Section 483 of the U.S. Internal Revenue Code (“Code”), a portion of such payment shall be treated as interest for U.S. federal income tax purposes (“Imputed Interest”).
          (e) Subject to the second sentence of Section 1(h), if the Corporation’s payment of the Termination Amount to Virgin (including, without limitation, any Imputed Interest) is subject to any applicable withholding tax in any taxing jurisdiction, (i) the Corporation will pay to the relevant taxing authority the full amount required to be deducted or withheld from the payment, (ii) any amount so deducted or withheld and paid to the relevant taxing authority shall be treated for all purposes of this Agreement as having been paid to Virgin, and (iii) the Corporation shall provide evidence of the amount so deducted or withheld to Virgin to the extent that such evidence is available.
          (f) The Corporation agrees that (i) on or prior to the Closing Date (as defined in the Merger Agreement), it will provide to Parent and Virgin a statement, complying with U.S. Treas. Reg. Section 1.897-2(g)(1)(ii) and -2(h), that the interests in Investments (as defined in the Tax Receivables Agreement) were not U.S. real property interests as of the date of the Virgin Contribution (as defined in the Tax Receivables Agreement) and (ii) the Corporation shall comply with the notice requirements of U.S. Treas. Reg. Section 1.897-2(h).
          (g) On or prior to the Closing Date (as defined in the Merger Agreement), Virgin shall provide Parent with an IRS Form W-8BEN certifying that Virgin is not a “United States person” for purposes of Section 881(c)(2)(B)(ii) of the Code.

          (h) Prior to the TRA Termination Date, Virgin will provide to Parent and the Corporation a copy of a memorandum of law from Davis Polk & Wardwell LLP to Virgin, reasonably satisfactory to Parent and the Corporation, to the effect that the payment of Imputed Interest should qualify for exemption from United States withholding tax liability under Section 881(c) of the Code. Parent and Corporation agree that, if Virgin has provided a copy of such memorandum and the Form W-8BEN to Parent and the Corporation prior to the TRA Termination Date, then, in reliance on the statement described in Section 1(f), neither of them will withhold any tax imposed by any tax jurisdiction with respect to the payment of the Termination Amount to Virgin (including, without limitation, Imputed Interest) absent a change in applicable law after the date hereof.
          (i) The Corporation agrees that (i) on or prior to the Closing Date (as defined in the Merger Agreement), it will provide to Virgin a statement, complying with U.S. Treas. Reg. Section 1.897-2(g)(1)(ii), that the interests in the Corporation are not U.S. real property interests and (ii) it shall comply with the notice requirements of U.S. Treas. Reg. Section 1.897-2(h).
          2. Indemnification With Respect to Withholding Taxes. (a) Virgin hereby indemnifies Parent and the Corporation for any and all liability (including any interest, penalties, or additions to tax) arising as a result of a failure to withhold tax on Imputed Interest, including any costs or expenses (including, without limitation, reasonable expenses of investigation and attorneys’ fees and expenses) arising out of or incident to the imposition, assessment, or assertion of such withholding tax.
          (b) Parent and the Corporation agree to give prompt notice to Virgin of any assertion of such tax by a taxing jurisdiction, or the commencement of any audit, suit, action, or proceeding (each, a “Proceeding”) in respect of which such indemnity may be sought hereunder and will give Virgin such information with respect thereto as Virgin may reasonably request.
          (c) Virgin may, at its own expense, assume the defense of any such Proceeding before the Internal Revenue Service with respect to such liability; provided that (i) Virgin’s counsel is reasonably satisfactory to Parent and the Corporation, (ii) Virgin shall thereafter consult with Parent and the Corporation upon their reasonable request for such consultation from time to time with respect to such proceeding and (iii) Virgin shall not agree to any settlement with respect to such liability if such settlement could adversely affect the tax liability of Parent, the Corporation or any of their affiliates without the prior written consent of Parent and the Corporation, not to be unreasonably withheld or delayed. If Virgin assumes such defense, (i) Parent and the Corporation shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at their own expense, separate from the counsel employed by Virgin, (ii) Virgin shall not assert that the liability, or any portion thereof, with respect to which Parent and the Corporation seek indemnification is not subject to indemnification, and (iii) at the conclusion of such defense, Virgin shall pay on behalf of Parent and the Corporation all amounts of withholding tax and additions thereto that Parent or the Corporation are required to pay. If litigation with respect to such withholding tax is instituted in any court, such litigation shall be conducted solely in the name of Virgin, and not in the name of either the Corporation or Parent. If Virgin elects not to assume or not to continue the defense of the Proceeding, then Virgin shall pay on behalf of Parent and the Corporation all amounts of withholding tax and additions thereto that the taxing jurisdiction has asserted to be due, or such lesser amount as is required to be paid.
          3. Mutual Release. In consideration of the mutual agreements herein contained, upon payment in full to Virgin of the consideration set forth in Section 1(b) and termination of the Tax Receivable Agreement, (a) the Corporation will thereupon be deemed for all purposes except to claim indemnification pursuant to Section 2, to have fully, finally and forever released, discharged and waived against Virgin any and all civil actions, causes of action, claims, costs of suit, counterclaims, debts, demands, judgments, liabilities, obligations, actions for legal fees, rights, in law or in equity, known or unknown, asserted or not, existing or not, of whatever kind or nature, in any jurisdiction, including in arbitration proceedings or any other forum, under the laws of any jurisdiction or under international law, which have arisen or may arise in the future in connection with or relating to the Tax Receivable Agreement by or on behalf of Virgin and (b) Virgin will thereupon be deemed for all purposes to have fully, finally and forever released, discharged and waived against the Corporation any and all civil actions, causes of action, claims, costs of suit, counterclaims, debts, demands, judgments, liabilities, obligations, actions for legal fees, rights, in law or in equity, known or unknown, asserted or not, existing or not, of whatever kind or nature, in any jurisdiction, including in arbitration proceedings or any other forum, under the laws of any jurisdiction or under international law, which have arisen or may arise in the future in connection with or relating to the Tax Receivable Agreement by or on behalf of the Corporation. For all purposes of this Agreement, the term “Corporation” and “Virgin” will be deemed to include any and all of their respective affiliates, subsidiaries, agents, assigns, attorneys, directors, employees, officers, owners, parents, partners, representatives, members, shareholders, heirs, auditors, consultants, predecessors, divisions, managers, trustees and advisors (including past, present and future of any and all of the foregoing).
          4. Representations and Warranties. Each of the Parties represents and warrants to the others that:
          (a) It is duly organized and is validly existing and in good standing under the laws of the jurisdiction of its incorporation. It has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the agreements contemplated hereby.
          (b) The execution and delivery by it of this Agreement, the performance by it of its obligations hereunder and the consummation by it of the agreements contemplated hereby have been duly and validly authorized by it and no other actions or proceedings on the part of it or any stockholder thereof are necessary to authorize the execution and delivery by it of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the agreements contemplated hereby.
          (c) This Agreement has been duly executed and delivered by it and, assuming this Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          5. Effectiveness; Termination of this Agreement. This Agreement shall become effective upon execution and delivery. This Agreement shall terminate only upon a termination of the Merger Agreement prior to the Effective Time.
          6. Governing Law; Resolution of Disputes. (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.
          (b) All disputes, controversies or claims arising out of or relating to this Agreement shall be finally settled in accordance with the terms set forth in Section 7.08 of the Tax Receivable Agreement, which by this reference are incorporated herein.
          7. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.
          8. Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof.
          9. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
          10. Notice. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):
If to the Corporation, to:
Virgin Mobile USA, Inc.
10 Independence Boulevard
Warren, NJ 07059
Attention: General Counsel
Telecopy: (908) 607-4017
Confirmation: (908) 607-4078
with a copy to (which shall not constitute notice):

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
(T) (212) 455-2000
(F) (212) 455-2502
Attention:      Alan M. Klein
                      Joseph A. Kaufman
If to Virgin, to:
Corvina Holdings Limited
c/o Virgin USA, Inc.
65 Bleecker Street, 6th floor
New York, NY 10012
Telecopy: (212) 497-9051
Confirmation: (212) 981-3923
with a copy to (which shall not constitute notice):
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
(T) (212) 455-2000
(F) (212) 455-2502
Attention:       Alan M. Klein
                       Joseph A. Kaufman
and
VML Tax Department
Virgin Management Limited
50 Brook Green,
London W6 7RR
United Kingdom
and
Macfarlanes
10 Norwich Street
London EC4A 1BD
United Kingdom
Attention:      DAG/HSEB

If to Parent, to:
Sprint Nextel Corporation
6200 Sprint Parkway
Overland Park, Kansas 66251
Attention: General Counsel
Facsimile: 913-523-9802
and
Sprint Nextel Corporation
6200 Sprint Parkway
Overland Park, Kansas 66251
Attention: President — Strategic Planning and Corporate Initiatives
Facsimile: 913-523-8888
with a copy to (which shall not constitute notice):
King & Spalding LLP
1185 Avenue of the Americas
New York, NY 10036
Telecopier:     (212) 556-2222
Attention:       E. William Bates, II
                       Adam M. Freiman
          11. Amendments; Waivers; Successors; No Third Party Beneficiaries. (a) No provision of this Agreement may be amended unless such amendment is approved in writing by Parent, the Corporation and Virgin. No provision of this Agreement may be waived unless such waiver is in writing and signed by the Party against whom the waiver is to be effective.
          (b) All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the Parties and their respective successors, assigns, heirs, executors, administrators and legal representatives, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. The Corporation shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place.
          12. Titles and Subtitles. The titles of the sections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.
[Signature Pages to Follow]

          IN WITNESS WHEREOF, the Parties to this Agreement have executed this Agreement as of the date first written above.

VIRGIN MOBILE USA, INC.
/s/ Daniel H. Schulman
By: Daniel H. Schulman
Title:	Chief Executive Officer

CORVINA HOLDINGS LIMITED
/s/ Paul Favel
By: Paul Favel
Title:	Director

SPRINT NEXTEL CORPORATION
/s/ Keith O. Cowan
By: Keith O. Cowan
Title:	President — Strategic Planning and Corporate Initiatives